FOUR OAKS FINCORP, INC.
                                                                    Exhibit 10.1
                     EMPLOYEE STOCK PURCHASE AND BONUS PLAN

               (Assumed, Amended and Restated as of July 1, 1997)


         In connection with the reorganization of Four Oaks Bank & Trust Company into a wholly-owned subsidiary of Four Oaks Fincorp, Inc., a North Carolina business corporation (the "Holding Company"), the Holding Company has assumed, amended and restated the Four Oaks Bank & Trust Company Employee Stock Purchase and Bonus Plan (Amended and Restated as of July 21, 1992). The resulting plan is this Four Oaks Fincorp, Inc. Employee Stock Purchase and Bonus Plan (the "Plan").
         1. Purpose of Plan. The purpose of the Plan is to further the success of the Holding Company, by making shares of the Holding Company's common stock available for purchase by the employees of the Holding Company and its subsidiaries in order to provide an additional incentive to such employees to continue their employment and in order to give such employees a greater interest in the Holding Company's success. The Plan is not intended to be an "Employee Stock Purchase Plan" as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended.
         2. Stock Subject to Plan. Subject to the provisions of Paragraph 20 of the Plan, the Holding Company's Board (the "Board") shall reserve initially for issuance under the Plan an aggregate of Twenty-five Thousand (25,000) shares of the Holding Company's common stock, par value one dollar ($1.00) per share (the "Common Stock"), which shares shall be authorized but unissued shares of Common Stock. The Board may also from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan.
         3. Eligibility. All regular full-time employees of the Holding Company and its subsidiaries who are employed on December 31 of a calendar year are eligible to participate in the Plan the following year. For purposes of the Plan, "regular full-time employee" means an individual who works a minimum of twenty (20) hours per week on a regular basis.
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         4. Participation. Participation in the Plan is entirely voluntary and employees may decide whether or not to participate on a year-to-year basis.

         5. Employee Option. Subject to Paragraph 7, each eligible employee shall have the option to purchase Common Stock, at fair market value, in an amount equal to five percent (5%) of the employee's compensation for the year during which his eligibility is determined, up to one thousand dollars ($1,000.00).
         6. Bonus from Holding Company. If an employee elects to purchase Common Stock pursuant to the option in Paragraph 5, the Holding Company will award the employee a bonus in a dollar amount equal to fifty percent (50%) of the price of the Common Stock purchased by the employee, up to five hundred dollars ($500.00) subject to Paragraph 7, with the requirement that the bonus (after satisfaction of applicable tax withholding requirements) be used to purchase additional Common Stock at the same price per share as the shares covered by the option in Paragraph 5.
         7. Full Shares of Common Stock. The dollar limitations in Paragraphs 5 and 6 on the amount of Common Stock which the employee may purchase and the bonus from the Holding Company shall be decreased to the dollar amount which would allow for the purchase of the maximum number of full shares of Common Stock without exceeding such dollar limitations. The purpose of this adjustment is to avoid the necessity of issuing partial shares of Common Stock when such dollar limitations are not exact multiples of the fair market value of a full share of Common Stock.
         8. Initiation of Participation in the Plan. By March 15 of each calendar year following the year during which an employee's eligibility is determined, the Holding Company shall notify each eligible employee of the number of shares of Common Stock which the employee has the option to purchase and the purchase price of such shares. Upon receipt of such notice, the employee shall have ten (10) days to deliver a check to the Holding Company for the number of shares which the employee wishes to purchase and an authorization for the Holding Company to apply the employee's bonus (determined pursuant to Paragraph 5) to the purchase of additional shares of Common Stock at the same price per share. Within ten (10) days after receiving such check and authorization from the

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employee, the Holding Company shall issue to the employee a stock certificate for the purchased shares of Common Stock including the shares of Common Stock purchased by application of the bonus (after satisfaction of withholding liabilities). Employees who are participants in the Plan shall not have any of the rights of a shareholder with respect to the shares of Common Stock purchased under the Plan until such shares shall be issued to them by the Holding Company, and the Holding Company shall make no adjustments for dividends or other rights for which the record date is before the date the Holding Company issues the certificates representing such shares.
        9. Administration. The Board shall appoint a committee of at least two "Nonemployee Directors" as defined in Rule 16b-3(b)(3) promulgated under Section 16 of the Securities Exchange Act of 1934 (the "Committee") to administer the Plan. The Committee shall report all of its actions to the Board. The Board may from time to time remove members from the Committee and appoint their successors. The Board shall fill all vacancies on the Committee however caused.
         Except as otherwise expressly provided in the Plan, the Committee shall have absolute discretionary authority (a) to determine (i) the fair market value purchase price of the shares of Common Stock, (ii) the employee who may purchase shares of the Common Stock, (iii) the time or times at which Common Stock may be purchased, and (iv) the number of shares of Common Stock that may be purchased by an employee without exceeding the limits in Paragraphs 5, 6 and 7; (b) to interpret the Plan; (c) to prescribe, amend and rescind rules and regulations relating to the Plan; (d) to determine the terms and provisions (and amendments of the terms and provisions) of the Plan, including such terms and provisions and (amendments of terms and provisions) as shall be required in the Committee's judgment to conform to any change in any applicable law or regulation; and (e) to make all other determinations the Committee shall deem necessary or advisable for the Plan's administration.
         The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it may determine. The Committee shall make all decisions and determinations by not less than a majority vote of its members. Any decisions or determination which the Committee
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reduces to a writing signed by all its members shall be fully as effective as if such decision or determination had been made by a majority vote of the Committee at a meeting which shall have been duly called and held. The
Committee shall appoint a secretary who shall keep minutes of its meetings. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable. No member of the Committee or the Board shall be liable to any person for any action or determination which he or she makes in good faith.
         10. Purchase Price. The Committee shall determine the purchase price of the shares of Common Stock purchased under the Plan; however, the purchase price for any share shall not be less than the fair market value of such share on the date of the annual offer by the Holding Company.
         11. Retirement, Death or Termination of Employment. Subject to Paragraphs 12 and 13, as long as an eligible employee is employed by the Holding Company or one of its subsidiaries on December 31, such employee, or his legal representative, shall (a) have the option to purchase Common Stock under the Plan and (b) receive a bonus under the Plan in the following year even if the employee retires, dies or terminates his or her employment before March 15 of the following year.
         12. Termination of Plans on Merger or Sale of Assets. A liquidation of the Holding Company, a merger or consolidation in which the Holding Company is not the surviving or resulting corporation or a sale of all or substantially all of the Holding Company's assets shall cause the Plan to terminate on the effective date of such action.
         13. Amendment and Termination. Unless terminated earlier as provided for in the Plan, the Plan shall terminate when all shares of Common Stock reserved for issuance under the Plan have been issued. In addition, the Board may terminate the Plan at any time for any reason or make such modifications or amendments to the Plan as the Board shall deem advisable in order to conform to any change in any applicable law or regulation or for any other reason.
         14. Effectiveness of Plan. The Plan shall become effective on such date as the Board shall determine. All purchases of Common Stock under the Plan shall be subject to the condition that if at any time the Holding Company shall determine in its discretion that (a) the satisfaction of withholding
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tax or other withholding liabilities, (b) the listing upon any securities exchange or the registration or qualification under any state or federal law of any shares of Common Stock otherwise deliverable or (c) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, the delivery or purchase of shares of Common Stock, then in any such event, such purchase shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Holding Company.

         15. Use of Proceeds. The Holding Company shall add the proceeds it receives from the sale of Common Stock pursuant to the Plan to the Holding Company's general funds and use such proceeds for general corporate purposes.

         16. Expenses of Plan. The Holding Company shall bear all costs and expenses in connection with the administration of the Plan.

         17. Risk of Common Stock Ownership. An employee who participates in the Plan assumes all risks inherent in any Common Stock purchase with respect to any Common Stock purchased under the Plan, whether or not the actual Common Stock certificate has been issued to the employee. An employee has no guarantee against a decline in the price or value of the Common Stock, and the Holding Company assumes no obligation for repurchase of the participating employee's Common Stock purchased under the Plan. An employee who purchases Common Stock has all the rights of any other shareholder of the Common Stock with respect to the shares of Common Stock issued to him or her under the Plan.

         18. Tax Consequences. Any bonus awarded an employee pursuant to Paragraph 5 will be included in the employee's gross income for income tax purposes and subject to applicable withholding taxes. Sums paid by an employee to purchase shares of Common Stock under the Plan are not deductible contributions to an employee benefit plan for income tax purposes. Each employee who participates in the Plan retains all responsibility for all reports and payments required of him by any applicable tax laws.
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         19. Liability of Holding Company. The Holding Company shall not be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) with respect to the prices at which shares of Common Stock are sold to an employee and the times when such sales are made or (b) for any fluctuation in the value of the Common Stock after the purchase.

         20. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation or similar action, the Committee shall adjust the aggregate number and class of shares of Common Stock reserved and subject to purchase under the Plan appropriately, and the Committee's determination on the adjustment shall be conclusive.

         21. Nontransferability. Except as expressly provided in the Plan, an employee shall have no right to sell, assign, encumber or otherwise dispose of his rights to participate in the Plan, and no options granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the option holder only he (or his duly appointed legal representative) may exercise the option.

         IN WITNESS WHEREOF, the Holding Company causes the Plan to be adopted by the action of its duly authorized officers effective as of July 1, 1997.

                                                    FOUR OAKS FINCORP, INC.




                                               By:  /s/ Ayden R. Lee, Jr.
                                                        Ayden R. Lee, Jr.
                                                        Chief Executive Officer
ATTEST:

  /s/ Wanda C. Jones
         Secretary


(CORPORATE SEAL)

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